Filed Pursuant to Rule 424(b)(5)
Registration no. 333-211966

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 18, 2016

Prospectus supplement

(To prospectus dated July 5, 2016)

5,000,000 shares

Ryerson Holding Corporation

Common stock

We are offering 5,000,000 shares of our common stock as described in this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “RYI”. On July 15, 2016 the last reported sale price of our common stock on the New York Stock Exchange was $18.93 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to Ryerson, before expenses	$	$

(1)	We refer you to “Underwriting” beginning on page S-30 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to 750,000 additional shares of our common stock at the public offering price less underwriting discounts and commissions.

Investing in our common stock involves risks. See “Risk factors” on page S-16 of this prospectus supplement and any other risk factors included in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about July     , 2016.

J.P. Morgan	Deutsche Bank Securities	BMO Capital Markets

Goldman, Sachs & Co.	Jefferies

Citigroup	Credit Suisse	KeyBanc Capital Markets	Macquarie Capital	UBS Investment Bank

July     , 2016

Prospectus supplement

Prospectus

About this prospectus supplement

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where you can find more information” and “Incorporation by reference.”

This prospectus supplement may not be used to consummate a sale of our common stock unless it is accompanied by the accompanying prospectus.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our common stock other than our common stock described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy our common stock in any circumstances in which such offer or solicitation is unlawful. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus filed by us with the Securities Exchange Commission, or SEC. We have not authorized anyone to provide you with different information. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our,” the “Company” and “Ryerson” refer to Ryerson Holding Corporation and its direct and indirect subsidiaries, except as expressly stated otherwise or unless the context requires otherwise.

S-i

Non-GAAP financial measures

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain non- GAAP financial measures that may not be directly comparable to other similarly titled measures used by other companies. For purposes of Regulation G and Section 10(e) of Regulation S-K, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in monitoring and evaluating the Company’s ongoing financial results and trends.

EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. See the section titled “Summary historical consolidated financial data and other data.”

Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, and Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales may differ from that of other companies. These non-GAAP measures should be considered in addition to, and not a substitute for, measures of financial performance prepared in accordance with GAAP.

S-ii

Disclosure regarding forward-looking statements

(Cautionary statements under the Private Securities Litigation Reform Act of 1995)

This prospectus supplement and the accompanying prospectus, including information incorporated by reference, contains “forward-looking statements” within the meaning of federal and state securities laws. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are:

•	cyclicality of our business, due to the cyclical nature of our customers’ businesses;

•	impairment of goodwill that could result from, among other things, volatility in the markets in which we operate;

•

remaining competitive and maintaining market share in the highly fragmented metals distribution industry, in which price is a competitive tool and in which customers who purchase commodity products are often able to source metals from a variety of sources;

•

managing the costs of purchased metals relative to the price at which we sell our products during periods of rapid price escalation, when we may not be able to pass through pricing increases fully to our customers quickly enough to maintain desirable gross margins, or during periods of generally declining prices, when our customers may demand that price decreases be passed fully on to them more quickly than we are able to obtain similar discounts from our suppliers;

•	our substantial indebtedness and the covenants in instruments governing such indebtedness;

•	the failure to effectively integrate newly acquired operations;

•	regulatory and other operational risks associated with our operations located outside of the United States;

•	fluctuating operating results depending on seasonality;

•	potential damage to our information technology infrastructure;

•	work stoppages;

•	certain employee retirement benefit plans are underfunded and the actual costs could exceed current estimates;

•	future funding for postretirement employee benefits may require substantial payments from current cash flow;

•	prolonged disruption of our processing centers;

•	ability to retain and attract management and key personnel;

•	ability of management to focus on North American and foreign operations;

•	termination of supplier arrangements;

•	the incurrence of substantial costs or liabilities to comply with, or as a result of violations of, environmental laws;

S-iii

•	the impact of new or pending litigation against us;

•	a risk of product liability claims;

•	our risk management strategies may result in losses;

•	currency fluctuations in the U.S. dollar versus the Canadian dollar and the Chinese renminbi;

•	management of inventory and other costs and expenses; and

•

consolidation in the metals producer industry, in which we purchase products, which could limit our ability to effectively negotiate and manage costs of inventory or cause material shortages, either of which would impact profitability.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus supplement under “Risk factors” and in the documents we file from time to time with the SEC that are incorporated by reference in this prospectus supplement or any accompanying prospectus. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

Industry and market data

In this prospectus supplement, we rely on and refer to information and statistics regarding the steel processing industry and our market share in the sectors in which we compete. We obtained this information and these statistics from sources other than us, which we have supplemented where necessary with information from publicly available sources, discussions with our customers and our own internal estimates. References in this prospectus supplement to:

•	American Iron and Steel Institute (“AISI”);
•	The Institute for Supply Management (“ISM”);
•	Manufacturers Alliance for Productivity and Innovation (“MAPI”) U.S. Industrial Outlook;
•	The Metals Service Center Institute (“MSCI”); and
•	United States Federal Reserve.

We use these sources and estimates and believe them to be reliable, but we cannot give you any assurance that any of the projected results will be achieved.

S-iv

Summary

The following summary highlights information about us and this offering. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus supplement and the accompanying prospectus, including information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding to invest in our common stock. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See “Disclosure regarding forward-looking statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk factors” and other sections of this prospectus supplement.

In this prospectus supplement, any amounts shown on an “as adjusted basis” have been adjusted to reflect, as applicable: (i) the sale of 5,000,000 of shares of our common stock offered in this offering, assuming a public offering price of $18.93 per share, the last reported sale price of our common stock on the New York Stock Exchange on July 15, 2016, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, (ii) the repurchase, redemption, defeasance or other repayment or retirement of all the outstanding 11.25% Senior Notes due 2018 (the “2018 Notes”) of Joseph T. Ryerson & Son, Inc. (“JT Ryerson”), a wholly owned subsidiary of the Company, from time to time and payment of related transaction fees, expenses and premiums, with the remainder of the net proceeds being used to temporarily repay any outstanding amounts under the Ryerson Credit Facility (as defined below) and (iii) the Refinancing Transactions (as defined below).

About Ryerson

We believe we are one of the largest processors and distributors of metals in North America measured in terms of sales, with operations in North America and China. Our industry is highly fragmented with the largest companies accounting for only a small percentage of total market share. Our customer base ranges from local, independently owned fabricators and machine shops to large, international original equipment manufacturers. We process and distribute a full line of over 65,000 products in stainless steel, aluminum, carbon steel and alloy steels and a limited line of nickel and red metals in various shapes and forms. More than 75% of the products we sell are processed to meet customer requirements. We use various processing and fabricating techniques to process materials to a specified thickness, length, width, shape and surface quality pursuant to customer orders. For the year ended December 31, 2015, we purchased 1.8 million tons of materials from suppliers throughout the world.

We operate over 90 facilities across North America and six facilities in China. Our service centers are strategically located in close proximity to our customers, which allows us to quickly process and deliver our products and services, often within the next day of receiving an order. We own, lease or contract a fleet of tractors and trailers, allowing us to efficiently meet our customers’ delivery demands. In addition, our scale enables us to maintain low operating costs. Our operating expenses as a percentage of sales for the year ended December 31, 2015 were 14.5%.

In addition to providing a wide range of flat and long metals products, we offer numerous value-added processing and fabrication services such as sawing, slitting, blanking, cutting to length, leveling, flame cutting, laser cutting, edge trimming, edge rolling, roll forming, tube manufacturing, polishing, shearing, forming, stamping, punching, rolling shell plate to radius and beveling to process materials to a specified thickness, length, width, shape and surface quality pursuant to specific customer orders. Our value proposition also includes providing a superior level of customer service and responsiveness, technical services and inventory management solutions. Our breadth of services allows us to create long-term partnerships with our customers and enhances our profitability.

We serve approximately 40,000 customers across a wide range of manufacturing end markets. We believe the diverse end markets we serve reduce the volatility of our business in the aggregate. Our geographic network and broad range of products and services allow us to serve large, international manufacturing companies across multiple locations.

We are broadly diversified in our end markets and product lines in North America, as detailed below.

2015 sales by end market	2015 sales by product[1]

(1) “Other” includes copper, brass, nickel, pipe, valves and fittings.

End Market and Product Sources: Company 10-K

Industry and end market outlook

Ryerson participates in the metals service center industry providing steel, aluminum and other metals products across a wide range of industrial manufacturing end markets. Our business performance is therefore impacted by a number of factors tied to industrial activity, including economic growth, end-market demand and metals pricing. Steel products are the largest driver of our business and accounted for 75% of 2015 sales. The balance of our business is comprised of aluminum products, accounting for 23% of our 2015 sales, and other metals.

Macroeconomic Outlook.    Steel is utilized in a diverse range of manufacturing and fabrication applications with a variety of end-market demand drivers. As detailed in the AISI’s 2015 Profile, steel provides essential material for manufacturers in automotive, energy, machinery and equipment, container, appliance and rail industries, which enables the building and maintenance of energy, transportation, and water infrastructure as well as commercial and residential construction. As evidenced by our end-market sales segmentation, we are not reliant on a single specific sector, but rather broader diversified industrial activity. Our primary end markets include commercial ground transportation, metal fabrication and machine shops, industrial machinery and equipment, consumer durable, HVAC, construction equipment, food processing and agricultural equipment, and oil and gas. The chart below, which reflects the most recently available data from AISI, shows the end market exposure of the broader steel market.

2015 steel shipments by market classification (AISI)

Source: AISI

(excludes service center shipments)

While some of the key end-market drivers of steel industry demand do not directly overlap with our end markets, they do impact broader steel demand and pricing. Recently, leading indicators in the key steel industry end markets referenced above have begun to show sustained growth and continue to build positive momentum. Housing starts are expected to expand from 1.1 million in 2015 to 1.2 million and 1.4 million in 2016 and 2017, respectively, according to the MAPI U.S. Industrial Outlook released on June 13, 2016. Machinery and equipment, a key end market for us, includes a variety of industrial manufacturing end markets, many of which are showing signs of significant growth. This is evidenced by the ISM Purchasing Managers’ Index (“PMI”), which reached 51.3% in May 2016. The United States Federal Reserve midpoint GDP growth estimates of 2.0% for 2016 and 2017. The following chart shows the historical movements of the PMI.

ISM PMI

As reflected in the charts below, according to MSCI, total inventory levels of carbon steel, stainless steel and aluminum at U.S. service centers reached a trough in December 2009 and bottomed at the lowest levels since the data series began in 1977. Although industry demand began to recover in 2010, shipments and inventory are still well below pre-downturn averages, which we believe suggests long-term growth potential that may be realized if these metrics return to, or exceed, their historical averages.

U.S. CARBON and STAINLESS STEEL SHIPMENTS	U.S. CARBON and STAINLESS STEEL INVENTORIES

Ryerson End Market Outlook.    Revenue decreased 12.6% in 2015 compared to 2014 due to a decrease of 6.7% in average selling price while tons sold decreased 6.3% reflecting weaker economic conditions in the metals market in 2015 compared to 2014. However, according to the MAPI U.S. Industrial Outlook released on June 13, 2016, manufacturing production is expected to grow by 0.4% and 2.5% in 2016 and 2017, respectively. Our end markets include numerous diversified industrial manufacturers which, along with the broader economy, are showing signs of sustained growth.

Metals Pricing.    Along with improvements in volume, as indicated by demand trends in the end markets, movements in the price of steel will also impact our business. Steel prices are driven by a number of factors, including input prices, capacity utilization and foreign imports. Import levels for many products have started declining since the first quarter of 2015. One factor contributing to the decline in imports has been the progress of a series of trade cases filed against foreign steel mills importing steel products into the United States. We believe that recent closings of mills, combined with continued growth in the global economy and end-market demand, should ultimately result in increased capacity utilization. The U.S. steel industry production capacity utilization rate achieved 72.4% year-to-date through the week ending June 18, 2016, up from the 72.1% utilization from the prior year according to AISI. North American production capacity utilization levels remain below the 85% average utilization level observed in the steel industry from 2002 to 2008. We experienced increased pricing in 2014, however, due to an influx of imported products, we experienced pressure beginning in the fourth quarter of 2014. This pricing pressure continued through 2015 with price increases in carbon flat and some stabilization in nickel at the end of the first quarter of 2016. Aluminum pricing also remains well below pre-downturn levels but has also shown signs of stabilizing recently.

Our competitive strengths

Leading market position in North America

We believe we are one of the largest service center companies for carbon and stainless steel as well as aluminum based on sales in the North American market where we have a broad geographic presence with over 90 locations.

Our service centers are located near our customer locations, enabling us to provide timely delivery to customers across numerous geographic markets. Additionally, our widespread network of locations in the United States, Canada and Mexico helps us to utilize our expertise to more efficiently serve customers with complex supply chain requirements across multiple manufacturing locations. We believe this is a key differentiator among customers who need a supplier that can reliably and consistently support them. Our ability to transfer inventory among our facilities better enables us to more timely and profitably source and process specialized items at regional locations throughout our network than if we were required to maintain inventory of all products and specialized equipment at each location.

We believe with our significant footprint in the North American market, combined with our significant scale and operating leverage, a cyclical recovery of the service center industry supported by long-term growth trends in our end markets should allow us to experience higher growth rates relative to North American economic improvement, but there can be no guarantee that we will experience such higher growth rates.

Broad geographic reach across attractive end markets

Our operations cover a diverse range of industries, including commercial ground transportation manufacturing, metal fabrication and machine shops, industrial machinery and equipment manufacturing, consumer durable production, HVAC manufacturing, construction equipment manufacturing, food processing and agricultural equipment manufacturing and oil and gas. We believe the diverse industries we serve will provide demand for our products and services as the North American manufacturing economy continues to grow. We also believe that the continued trend of moving manufacturing to the United States from overseas should benefit our broad North American platform. In addition, we expect to benefit from continued growth in international markets that will help spur demand at domestic manufacturing facilities that sell into the global market. We believe that our ability to quickly adjust our offering based on regional and industry specific trends creates stability while also providing the opportunity to access specific growth markets.

Established platform for organic and acquisition growth

Since 2011, we have opened ten new service centers in previously underserved North American regions. We have acquired another twelve facilities to complement our existing locations and expanded the product offering in many locations based on customer demand. A significant portion of our capital expenditures since 2011 have been made to expand our long and plate processing capabilities. We believe that our expanded presence in select regions and products positions us well to capture further growth in these regions and products.

Although there can be no guarantee of growth, we believe a number of our other strategies, such as improving our product mix, pricing our products and services based on the value we provide our customers, growing our large national network, and expanding our diverse operating capabilities, will provide us with growth opportunities.

Given the highly fragmented nature of the service center industry, we believe there are numerous additional opportunities to acquire businesses and incorporate them into our existing infrastructure. Given our large scale and geographic reach, we believe we can add value to these businesses in a number of ways, including providing greater purchasing power, access to additional end markets and broadening product mix. Although we do not have any current plans to engage in any specific acquisitions, from time to time and in the ordinary course of business, we regularly evaluate potential acquisition opportunities.

Lean operating structure providing operating leverage

Since 2007, we have transformed our operating model by decentralizing our operations and reducing our cost base, improving our operating efficiency while also providing the flexibility for further growth in our target markets. In 2015, warehousing, delivery, selling, general and administrative expenses decreased $58.4 million or 11.5% from 2014. After excluding one-time IPO-related expenses of $32.7 million in 2014, warehousing, delivery, selling, general and administrative expenses declined 5.4% in 2015.

We have also focused on process improvements in inventory management. Average inventory days excluding LIFO decreased from 82 days in 2014 to 80 days in 2015. Our average inventory days have improved on an overall basis from 100 days in 2006. This reduction has decreased our exposure to metals price movements as well as increased capacity in our facilities to devote to higher margin products. These organizational and operating changes have improved our operating structure, working capital management and efficiency.

As a result of our initiatives, we have increased our financial flexibility and believe we have a favorable cost structure compared to many of our peers. This will provide significant operating leverage if or when demand and/or pricing improve.

Extensive breadth of products and services for diverse customer base

We carry a full range of over 65,000 products, including aluminum, carbon, stainless and alloy steels and a limited line of nickel and red metals. In addition, we provide a broad range of processing and fabrication services to meet the needs of our approximately 40,000 customers and typically fulfill more than 1,000,000 orders per year. We also provide supply chain solutions, including just-in-time delivery, and value-added components to many original equipment manufacturers.

We believe our broad product mix and marketing approach provides customers with a “one-stop shop” solution few other service center companies are able to offer.

For the year ended December 31, 2015, no single customer accounted for more than 2% of our sales, and our top 10 customers accounted for less than 12% of our sales.

Strong relationships with suppliers

We are among the largest purchasers of metals in North America and have long-term relationships with many of our North American suppliers. We believe we are frequently one of the largest customers of our suppliers and that concentrating our orders among a core group of suppliers is an effective method for obtaining favorable pricing and service. We believe we have the opportunity to further leverage this strength through continued focus on price and volume using an analytics-driven approach to procurement. In addition, we view our strategic suppliers as supply chain partners. Our coordinated effort focused on logistics, lead times, rolling schedules, and scrap return programs ultimately results in value-based buying that is advantageous for us. Metals producers worldwide are consolidating, and large, geographically diversified customers, such as Ryerson, are desirable partners for these larger suppliers. Our relationships with suppliers often provides us with access to metals when supply is constrained. Through our knowledge of the global metals marketplace and capabilities of specific mills we believe we have developed a global purchasing strategy that allows us to secure favorable prices across our product lines.

Experienced management team with deep industry knowledge

Our senior management team has extensive industry and operational experience and has been instrumental in optimizing and implementing our strategy in the last four years. Our senior management has an average of more than 20 years of experience in the metals or service center industries. Our CEO, Mr. Edward Lehner, who joined the Company in August 2012 as CFO and became CEO in June 2015, has nearly 30 years of experience, predominantly in the metals industry. Mr. Erich Schnaufer, who joined the Company in 2005 and became CFO in January 2016, has over 25 years of financial and accounting experience and over 10 years with Ryerson. Under their leadership, we have increased our focus on positioning us for growth and enhanced profitability.

Our strategy

Expand margins

We are actively pursuing strategies to achieve increased gross margins. We believe this will allow our profitability to accelerate as volumes in our industry improve. Our gross margins as a percentage of sales, excluding LIFO expense (income), net, increased by 300 basis points, from 15.9% in the first quarter of 2015 to 18.9% in the first quarter of 2016. We have excluded LIFO expense (income), net from the gross margin as a percentage of sales metric in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories.

Optimize Product Mix.    We see significant opportunity to improve margins by increasing long and plate products sales as these products are typically higher margin than flat products. We have established regional long product inventory to provide a broad line of stainless, aluminum, carbon and alloy long products as well as the necessary processing equipment to meet demanding requirements of these customers. We expect to continue to optimize product mix as we expand our long product inventory and processing capability.

Optimize Customer Mix.    We have increased our focus on serving a diversified group of industrial customers that value our customized processing services which we price on a transaction-by-transaction basis as opposed to larger volume program account customers who typically have fixed pricing arrangements over varying time periods. Our sales to customers using transactional pricing arrangements typically generate higher margins and require less working capital investment. We have re-evaluated and re-priced many of our lower margin program accounts which has resulted in an increase in our margins, as evidenced above.

Expand Value-added Processing Services.    We seek to continue to improve our margins by complementing our products with first stage manufacturing and other processing capabilities that add value for our customers. Additionally, for certain customers we have assumed the management and responsibility for complex supply chains involving numerous suppliers, fabricators and processors. We leverage our capabilities to deliver the highest value proposition to our customers by providing a wide breadth of competitive products and services, as well as superior customer service and product quality. Ryerson processes over 75% of the materials it sells.

Improve Supply Chain and Procurement Management.    As a large purchaser of metals we continue to use analytic-driven processes to develop supply chains which lower our procured costs, shorten our lead times, improve our working capital management and decrease our exposure to commodity price fluctuations.

Improve operating efficiency

We are committed to improving our operating capabilities through continuous business improvements and cost reductions. We have made, and continue to make, improvements in a variety of areas, including operations, sales, delivery, administration and working capital management. Furthermore, we continue to focus on better customer service and the hiring, retention and promotion of high performing employees as well as place greater emphasis on working capital efficiencies. In particular with respect to inventory, our goal of maintaining approximately 75-80 days of sales on hand reduces our exposure to metals prices and increases capacity in facilities to devote to higher margin products. Our streamlined organizational structure improves efficiency by combining local decision making with regional and national sourcing capabilities.

Pursue profitable growth through expansion and value-accretive acquisitions

We are focused on increasing our sales to existing customers, as well as expanding our customer base globally, but there can be no guarantee we will be able to expand. We expect to continue increasing revenue through a variety of sales initiatives and by targeting attractive markets.

In North America, we have expanded and continue to expand in markets that we believe are underserved. We opened ten new facilities since 2011 as well as expanded our higher-margin plate fabrication or long-product capabilities at many existing locations, where we have observed an opportunity to generate attractive returns. We are continuously monitoring opportunities for further expansion across the United States, Canada and Mexico. We expect to leverage our expertise in North America and selectively expand our business in China.

Since 2010, we have completed six strategic acquisitions: Texas Steel Processing Inc., SFI-Gray Steel Inc., Singer Steel Company, Turret Steel, Fay Industries and Southern Tool Steel. These acquisitions have provided various opportunities for long-term value creation through the expansion of our product and service capabilities, geographic reach, operational distribution network, end markets diversification, cross-selling opportunities and the addition of transactional-based customers. Although we do not have any current plans to engage in any specific acquisitions, we regularly evaluate potential acquisitions of service center companies that complement our existing customer base and product offerings, and plan to continue pursuing our disciplined approach to such acquisitions.

Maintain flexible capital structure and strong liquidity position

Our management team is focused on maintaining a strong level of liquidity that will facilitate our plans to execute our various growth strategies. Throughout the economic downturn, we maintained liquidity in excess of $250 million. Liquidity as of March 31, 2016 was $313 million, comprised of $265 million of availability under our $1.0 billion revolving credit facility (the “Ryerson Credit Facility”) and foreign debt facilities, and $75 million of cash and cash equivalents and marketable securities, less $27 million of qualified cash pledged as collateral. We have no financial covenants in our debt agreements unless availability under the Ryerson Credit Facility on any date falls below the greater of (i) 10% of the lesser of (A) the aggregate commitments and (B) the borrowing base then in effect under the Ryerson Credit Facility and (ii) $75 million.

Recent developments

Issuance of 11.00% senior secured notes due 2022 by JT Ryerson (the “2022 Notes”); redemption of 9.00% senior secured notes due 2017 of JT Ryerson (the “2017 Notes”); repurchase of $95 million of the 2018 Notes

On May 24, 2016, JT Ryerson issued $650.0 million aggregate principal amount of its 2022 Notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons outside the United States under Regulation S under the Securities Act of 1933, as amended. The 2022 Notes are guaranteed by the Company as well as certain subsidiaries of JT Ryerson. The net proceeds from the issuance of the 2022 Notes, along with available cash and/or borrowings under the Ryerson Credit Facility, were used to (i) repurchase and/or redeem in full the 2017 Notes, plus accrued and unpaid interest thereon up to, but not including, the repayment date, (ii) repurchase up to $95 million of the 2018 Notes, and (iii) pay related fees, expenses and premiums. Such transactions, together with issuance of the 2022 Notes, are referred to herein as the “Refinancing Transactions”.

Portland Harbor site

As previously disclosed in our annual and quarterly reports, in connection with the Portland Harbor Superfund Site (“Portland Harbor”), on February 9, 2016, the EPA published its Final Remedial Investigation Report. On June 8, 2016, the United States Environmental Protection Agency (the “EPA”) published both the Draft Feasibility Study and associated Superfund Proposed Plan (“Proposed Plan”). The public comment period on the Proposed Plan commenced on June 9, 2016, and is scheduled to close on August 8, 2016. The EPA has not yet allocated responsibility for the contamination among the potentially responsible parties, including JT Ryerson. For additional information see Note 8 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which unaudited consolidated financial statements have been incorporated by reference in this prospectus supplement. See the sections titled “Where you can find more information” and “Incorporation by reference”.

Second Quarter Results

We are currently in the process of finalizing our financial results for the three months ended June 30, 2016. Based on our preliminary results, we believe that for the three months ended June 30, 2016, our net sales was between $730 million and $740 million, our net income attributable to Ryerson Holding Corporation was between $3 million and $6 million, our Adjusted EBITDA, excluding LIFO expense (income), was between $53 million and $56 million, and our earnings per share was between $0.09 and $0.19. Earnings per share, excluding the impact of a loss on the retirement of debt and an other-than-temporary impairment charge on available-for-sale investment, was between $0.44 and $0.54.

Our estimates of net sales, net income attributable to Ryerson Holding Corporation, Adjusted EBITDA, excluding LIFO expense (income), earnings per share and earnings per share, excluding impairment charges on assets and loss on retirement of debt, are derived from our preliminary consolidated financial results for the three months ended June 30, 2016 and are unaudited and subject to completion of our interim consolidated financial statements for this period and may change. Our actual results for the three months ended June 30, 2016 may be materially different from the estimated ranges set forth above due to, among other factors, special charges, closing adjustments or other developments that may arise between now and the time the review of our consolidated financial statements is completed.

The estimated results were not prepared with a view toward complying with the Public Company Accounting Oversight Board guidelines with respect to prospective financial information. These preliminary estimated results have been prepared by and are the responsibility of management. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the estimated results, nor have they expressed any opinion or any other form of assurance on the estimated results.

Set forth below is a reconciliation of our anticipated net income attributable to Ryerson Holding Corporation to our Adjusted EBITDA and our Adjusted EBITDA, excluding LIFO expense (income).

Range of Estimates
(unaudited) (in millions)
Net income attributable to Ryerson Holding Corporation	$3 — 6
Interest and other expense on debt	22
Provision for income taxes	4
Depreciation and amortization expense	11

EBITDA	$40 — 43
Reorganization	2
Loss on retirement of debt	15
Impairment charges on assets	3

Adjusted EBITDA	$60 — 63

LIFO expense (income), net	(7)

Adjusted EBITDA, excluding LIFO expense (income), net(1)	$53 — 56

(1)	For additional information see Note 5 in the section titled “Summary—Summary historical consolidated financial and other data” and “Non-GAAP financial measures.”

Set forth below is a reconciliation of our net income attributable to Ryerson Holding Corporation to earnings per share, excluding impairment charges on assets and loss on retirement of debt.

Range of Estimates
(unaudited) (in millions, except per share data)
Net income attributable to Ryerson Holding Corporation	$3 — 6
Impairment charges on assets	3
Loss on retirement of debt	15
Benefit for income taxes	(7)

Net income attributable to Ryerson Holding Corporation, excluding impairment charges on assets and loss on retirement of debt	$14 — 17

Earnings per share, excluding impairment charges on assets and loss on retirement of debt – basic and diluted	$0.44 – 0.54

Corporate information

We are incorporated in the State of Delaware. Our principal executive offices are located at 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606 and our telephone number is (312) 292-5000. Our website is located at http://www.ryerson.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus supplement, and such information should not be considered to be part of this prospectus supplement. You should not rely on any such information in making your decision whether to purchase shares of our common stock.

The offering

Common stock offered	5,000,000 shares of common stock

Underwriters’ option to purchase additional shares	Up to 750,000 shares of common stock

Common stock to be outstanding immediately following this offering	37,099,700 shares (or 37,849,700 shares if the underwriters exercise their option to purchase additional shares of common stock in full)

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $87.9 million, or approximately $101.2 million if the underwriters exercise their option pursuant to this offering to purchase additional shares of our common stock in full (assuming a $18.93 per share closing price on July 15, 2016), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We will use the net proceeds of this offering to repurchase, redeem, defease or otherwise repay portions of our outstanding indebtedness, including, but not limited to, our 2018 Notes, from time to time. See “Use of proceeds”.

Risk factors	You should read the “Risk factors” section of this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	RYI

The number of shares of our common stock to be outstanding after this offering set forth above is based on 32,099,700 shares of our common stock outstanding as of July 15, 2016 and assumes the sale of 5,000,000 shares of common stock.

The number of shares of our common stock to be outstanding after this offering set forth above excludes:

•

351,450 shares of our common stock subject to performance units, which vest depending on continued employment or service and the level of attainment of certain performance metrics, outstanding as of July 15, 2016;

•	234,150 shares of our common stock subject to restricted stock units, which vest depending on continued employment or service, outstanding as of July 15, 2016; and

•	1,047,200 shares of our common stock reserved for future issuance or grant under our 2014 Omnibus Incentive Plan, as of July 15, 2016.

Unless we specifically state otherwise, the information in this prospectus supplement does not give effect to:

•	the exercise by the underwriters pursuant to this offering of their option to purchase up to 750,000 additional shares of our common stock.

Summary historical consolidated financial and other data

The following table presents our summary historical consolidated financial data, as of the dates and for the periods indicated. Our summary historical consolidated statements of operations data for the years ended December 31, 2013, 2014 and 2015 and the summary historical balance sheet data as of December 31, 2014, and 2015 have been derived from our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 9, 2016, which audited consolidated financial statements have been incorporated by reference in this prospectus supplement. See the sections titled “Where you can find more information” and “Incorporation by reference.” The summary historical balance sheet data as of December 31, 2013 was derived from our audited consolidated financial statements and are not included in this prospectus supplement.

Our summary historical consolidated financial data as of March 31, 2016 and for the three months ended March 31, 2015 and 2016 have been derived from our unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016, filed on May 5, 2016, which unaudited consolidated financial statements have been incorporated by reference in this prospectus supplement. See the sections titled “Where you can find more information” and “Incorporation by reference”. The March 31, 2015 and 2016 unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of any interim period are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year, and the historical results set forth below do not necessarily indicate results expected for any future period. For a discussion of our expected results for the three months ended June 30, 2016, see “Summary—Recent developments—Second Quarter Results.”

The information presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement.

	Year ended December 31,			Three months ended March 31,
	2013	2014	2015	2015	2016
	(In millions, except volume, per share and per ton data)

Statements of Operations Data:
Net sales	$3,460.3	$3,622.2	$3,167.2	$868.0	$702.6
Cost of materials sold	2,843.7	3,028.4	2,599.5	718.0	555.0

Gross profit	616.6	593.8	567.7	150.0	147.6
Warehousing, delivery, selling, general and administrative(1)	480.1	509.2	450.8	116.4	109.3
Gain on sale of assets	—	(1.8)	(1.9)	—	—
Restructuring and other charges	1.9	—	2.5	—	—
Impairment charges on assets	10.0	—	7.7	—	—

Operating profit	124.6	86.4	108.6	33.6	38.3
Other income and (expense), net(2)	(0.2)	(5.9)	(10.4)	(11.3)	5.3
Interest and other expense on debt(3)	(110.5)	(107.4)	(96.3)	(25.3)	(22.0)

Income (loss) before income taxes	13.9	(26.9)	1.9	(3.0)	21.6
Provision (benefit) for income taxes(4)	(112.3)	(0.7)	3.7	(0.2)	8.1

Net income (loss)	126.2	(26.2)	(1.8)	(2.8)	13.5
Less: Net loss attributable to noncontrolling interest	(1.1)	(0.5)	(1.3)	(0.3)	—

Net income (loss) attributable to Ryerson Holding Corporation.	$127.3	$(25.7)	$(0.5)	$(2.5)	$13.5

Earnings (loss) per share of common stock:
Basic earnings (loss) per share	5.99	(1.01)	(0.02)	(0.08)	0.42
Diluted earnings (loss) per share	5.99	(1.01)	(0.02)	(0.08)	0.42
Weighted average shares outstanding—Basic	21.3	25.4	32.1	32.0	32.1
Weighted average shares outstanding—Diluted	21.3	25.4	32.1	32.0	32.1

Balance Sheet Data (at period end):
Cash and cash equivalents	$74.4	$60.0	$63.2	$70.8	$70.5
Restricted cash	1.8	2.0	1.2	2.0	2.1
Marketable securities	20.7	11.2	2.2	5.1	3.8
Receivables less provision for allowances, claims and doubtful accounts	381.9	400.8	305.7	412.7	343.0
Inventories	733.0	738.9	555.8	663.3	571.1
Working capital	900.9	846.0	643.0	810.5	625.0
Property, plant and equipment, net	444.1	428.2	400.3	422.5	397.8
Total assets	1,856.8	1,872.6	1,545.2	1,801.4	1,582.8
Long-term debt, including current maturities	1,294.8	1,259.1	1,023.5	1,202.4	976.6

	Year ended December 31,			Three months ended March 31,
	2013	2014	2015	2015	2016
	(In millions, except volume, per share and per ton data)

Other Financial Data:
Cash flows provided by (used in) operations	$48.1	$(73.3)	$259.1	$101.6	$47.0
Cash flows used in investing activities	(13.5)	(34.0)	(18.0)	(5.6)	(5.1)
Cash flows provided by (used in) financing activities	(26.6)	100.5	(232.2)	(82.7)	(37.3)
Capital expenditures	20.2	21.6	22.3	5.7	5.4
Depreciation and amortization	46.6	45.6	43.7	11.1	10.9
EBITDA(5)	172.1	126.6	143.2	33.7	54.5
Adjusted EBITDA(5)	202.6	175.2	168.5	47.9	52.0
Adjusted EBITDA, excluding LIFO expense (income), net(5)	169.6	217.5	109.0	35.9	37.2
Ratio of Tangible Assets to Total Net Debt(6)	1.3x	1.3x	1.3x	1.3x	1.5x

Volume and Per Ton Data:
Tons shipped (000)	2,038	2,024	1,897	476	478
Average selling price per ton	$1,698	$1,790	$1,670	$1,824	$1,470
Gross profit per ton	302	293	299	315	309
Operating expenses per ton	241	250	242	244	229
Operating profit per ton	61	43	57	71	80
LIFO expense (income), net per ton	(16)	21	(31)	(25)	(31)
LIFO expense (income), net	$(33.0)	$42.3	$(59.5)	$(12.0)	$(14.8)

(1)	The year ended December 31, 2014 includes $32.7 million of one-time IPO-related expenses.

(2)	The year ended December 31, 2014 includes $11.2 million of expense related to premium paid to redeem $99.5 million of our 2018 Notes. The three months ended March 31, 2015 includes an other-than-temporary impairment charge of $12.3 million related to our investment in one available-for-sale security and a $0.5 million loss on the retirement of debt related to the purchases of a portion of our 2017 Notes and 2018 Notes. The three months ended March 31, 2016 includes a gain of $8.2 million on the retirement of debt related to the purchases of a portion of our 2018 Notes.

(3)	The year ended December 31, 2015 includes a $2.9 million write off of debt issuance costs associated with our prior credit facility upon entering into a new revolving credit facility on July 24, 2015.

(4)	The year ended December 31, 2013 includes a $124.2 million reduction in the valuation allowance recorded against deferred tax assets.

(5)	EBITDA represents net income before interest and other expense on debt, provision (benefit) for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and the payment of management fees. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, and Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales may differ from that of other companies.

	Year ended December 31,			Three months ended March 31,
	2013	2014	2015	2015	2016
	(In millions)
Net income (loss) attributable to Ryerson Holding Corporation	$127.3	$(25.7)	$(0.5)	$(2.5)	$13.5
Interest and other expense on debt	110.5	107.4	96.3	25.3	22.0
Provision (benefit) for income taxes	(112.3)	(0.7)	3.7	(0.2)	8.1
Depreciation and amortization expense	46.6	45.6	43.7	11.1	10.9

EBITDA	172.1	126.6	143.2	33.7	54.5
Gain on sale of assets	—	(1.8)	(1.9)	—	—
Gain on insurance settlement	—	(0.4)	(0.5)	—	—
Gain on litigation settlement	—	—	(3.9)	—	—
Reorganization	11.5	5.4	9.7	1.5	1.3
Advisory services fee	5.0	28.3	—	—	—
Foreign currency transaction (gains) losses	(3.7)	(5.3)	(1.5)	(1.6)	2.9
(Gain) loss on retirement of debt	—	11.2	(0.3)	0.5	(8.2)
Impairment charges on assets	10.0	—	20.0	12.3	—
Purchase consideration and other transaction costs	3.5	11.2	3.7	1.5	1.5
Other adjustments	4.2	—	—	—	—

Adjusted EBITDA	202.6	175.2	168.5	47.9	52.0
LIFO expense (income), net	(33.0)	42.3	(59.5)	(12.0)	(14.8)

Adjusted EBITDA, excluding LIFO expense (income), net	$169.6	$217.5	$109.0	$35.9	$37.2

(6)	The table below sets forth the inputs used for the calculation of the ratio of tangible assets to net debt for the years ended December 31, 2013, 2014 and 2015, and the three months ended March 31, 2015 and 2016.

	Year ended December 31,			Three months ended March 31,
	2013	2014	2015	2015	2016
	(In millions)
Receivables less provision for allowances, claims and doubtful accounts	$381.9	$400.8	$305.7	$412.7	$343.0
Inventories	733.0	738.9	555.8	663.3	571.1
Assets held for sale	4.7	2.5	4.2	2.9	3.1
Property, plant and equipment, net of accumulated depreciation	444.1	428.2	400.3	422.5	397.8

Tangible Assets	$1,563.7	$1,570.4	$1,266.0	$1,501.4	$1,315.0

Long-term debt, including current maturities	$1,294.8	$1,259.1	$1,023.5	$1,202.4	$976.6
Less: cash and cash equivalents	(74.4)	(60.0)	(63.2)	(70.8)	(70.5)
Less: marketable securities	(20.7)	(11.2)	(2.2)	(5.1)	(3.8)

Net Debt	$1,199.7	$1,187.9	$958.1	$1,126.5	$902.3

Ratio of Tangible Assets to Net Debt	1.3x	1.3x	1.3x	1.3x	1.5x

Risk factors

Investing in our common stock involves significant risks. Please see the risk factors below and under the heading “Risk factors” in our most recently filed Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks related to this offering

Our stock price may be volatile, and your investment in our common stock could suffer a decline in value.

The stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. The offering price for our common stock was determined by negotiations between the Company and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. You may not be able to resell your shares at or above the initial public offering price due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects, including possible changes due to the cyclical nature of the metals distribution industry and other factors such as fluctuations in metals prices, which could cause short-term swings in profit margins. If the market price of our ordinary shares after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In addition, companies that have historically experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

Future sales of our common stock in the public market could lower our share price.

We may sell additional shares of common stock into the public markets after this offering. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the public markets after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate.

We are exempt from certain corporate governance requirements because we are a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, you will not have the protections afforded by these corporate governance requirements.

Because Platinum Equity, LLC (“Platinum”) controls more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for purposes of the New York Stock Exchange listing requirements. Under the New York Stock Exchange rules, a “controlled company” may elect not to comply with certain New York Stock Exchange corporate governance requirements, including (1) the requirement that a majority of our Board of Directors consist of independent directors, (2) the requirement that the nominating and corporate governance committee of our Board of Directors be composed entirely of independent directors, (3) the requirement that the compensation committee of our Board of Directors be composed entirely of independent directors and (4) the requirement for an annual performance evaluation of the nomination/corporate governance and compensation committees. Given that Platinum continues to control a majority of the voting power of our common stock after this offering, we are permitted, and have elected, to opt out of compliance with certain New York Stock Exchange corporate governance requirements. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

We do not intend to pay regular cash dividends on our stock.

We do not anticipate declaring or paying regular cash dividends on our common stock or any other equity security in the foreseeable future. The amounts that may be available to us to pay cash dividends are restricted under our debt agreements. Any payment of cash dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our Board of Directors. Therefore, you should not rely on dividend income from shares of our common stock. Your only opportunity to achieve a return on your investment in us may be if the market price of our common stock appreciates and you sell your shares at a profit but there is no guarantee that the market price for our common stock after this offering will ever exceed the price that you pay for our common stock in this offering.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of the Company.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors. These provisions:

•	establish a classified Board of Directors so that not all members of our Board of Directors are elected at one time;

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	provide that the Board of Directors is expressly authorized to make, alter, or repeal our amended and restated bylaws;

•	prohibit stockholders from acting by written consent if less than a majority of the voting power of our outstanding stock is controlled by Platinum; and

•	establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Any issuance of preferred stock could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our Board of Directors has the authority to issue preferred stock and to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, performance units, or warrants to purchase our common stock in the future and those warrants are exercised or as the restricted stock units and performance units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

Use of proceeds

We estimate that our net proceeds from the sale of shares of common stock in this offering will be approximately $87.9 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option pursuant to this offering to purchase additional shares of our common stock in full (assuming a $18.93 per share closing price on July 15, 2016), we estimate that our net proceeds will be approximately $101.2 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We will use the net proceeds of this offering to repurchase, redeem, defease or otherwise repay portions of our outstanding indebtedness, including but not limited to, our 2018 Notes, from time to time.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2016 on:

•	an actual basis;

•	an “as adjusted basis” giving effect to the Refinancing Transactions; and

•

an “as further adjusted” basis that (i) gives effect to the sale of 5,000,000 of shares of our common stock offered in this offering, assuming a public offering price of $18.93 per share, the last reported sale price of our common stock on the New York Stock Exchange on July 15, 2016, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and (ii) assumes the repurchase, redemption, defeasance or other repayment or retirement of all of our outstanding 2018 Notes, from time to time, and payment of related transaction fees, expenses and premiums, and that we will use the remainder of the net proceeds of this offering to temporarily repay any outstanding amounts under the Ryerson Credit Facility.

The information in this table is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the entire prospectus supplement, the accompanying prospectus and information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2016
	Actual	As adjusted(2)	As further adjusted(3)
	(unaudited) (In millions)
Cash and cash equivalents	$70.5	$70.5	$70.5

Debt:
Ryerson Credit Facility(1)	$249.9	$289.0	$252.8
2017 Notes(2)	569.9	—	—
2018 Notes(2) (3)	145.3	50.3	—
2022 Notes	—	650.0	650.0
Foreign debt	20.8	20.8	20.8
Unamortized debt issuance costs	(9.3)	(19.5)	(19.1)

Total debt	$976.6	$990.6	$904.5

Ryerson Holding Corporation stockholders’ equity (deficit):

Preferred stock, par value $0.01 per share; 7,000,000 shares authorized and no shares issued and outstanding, actual, as adjusted and as further adjusted	—	—	—
Common stock, par value $0.01 per share; 100,000,000 shares authorized and 32,099,700 shares issued and outstanding, actual and as adjusted; 37,099,700 shares issued and outstanding, as further adjusted	0.3	0.3	0.4
Capital in excess of par value	302.8	302.8	390.6
Accumulated deficit	(117.4)	(132.6)	(134.4)
Treasury stock at cost – Common stock of 212,500 shares, actual, as adjusted and as further adjusted	(6.6)	(6.6)	(6.6)
Accumulated other comprehensive loss	(298.6)	(298.6)	(298.6)

Total Ryerson Holding Corporation stockholders’ equity (deficit)	(119.5)	(134.7)	(48.6)

Total capitalization	$857.1	$855.9	$855.9

(1)	As of July 15, 2016, we had approximately $374 million outstanding and $176 million of availability under the Ryerson Credit Facility.

(2)	The “As Adjusted” amount reflects the repayment of approximately $569.9 million principal amount of the 2017 Notes, which were repurchased and/or redeemed with a portion of the net proceeds received in the 2022 Notes Offering, together with available cash and/or borrowing under the Ryerson Credit Facility. In addition we repurchased $95 million of the 2018 Notes in privately negotiated transactions with the net proceeds received in the 2022 Notes Offering, together with available cash and/or borrowing under the Ryerson Credit Facility.

(3)	The “As Further Adjusted” amount assumes that we will use the net proceeds of this offering to repurchase, redeem, defease or otherwise repay or retire all of our outstanding 2018 Notes, from time to time, and payment of related transaction fees, expenses and premiums, and that we will use the remainder of the net proceeds of this offering to temporarily repay the outstanding balance on the Ryerson Credit Facility.

The number of shares of our common stock to be outstanding after this offering set forth above excludes:

•

351,450 shares of our common stock subject to performance units, which vest depending on continued employment or service and the level of attainment of certain performance metrics, outstanding as of July 15, 2016;

•	234,150 shares of our common stock subject to restricted stock units, which vest depending on continued employment or service, outstanding as of July 15, 2016; and

•	1,047,200 shares of our common stock reserved for future issuance or grant under our 2014 Omnibus Incentive Plan, as of July 15, 2016.

Price range of common stock and dividends

Our common stock has been listed on the New York Stock Exchange since our initial public offering on August 13, 2014. Prior to that date, there was no public market for our common stock.

	High	Low

Year Ended December 31, 2014
First Quarter	$—	$—
Second Quarter	$—	$—
Third Quarter(1)	$14.28	$10.01
Fourth Quarter	$13.56	$9.00

Year Ended December 31, 2015
First Quarter	$10.13	$5.24
Second Quarter	$9.55	$5.30
Third Quarter	$9.61	$4.96
Fourth Quarter	$6.99	$3.93

Year Ended December 31, 2016
First Quarter	$5.80	$2.53
Second Quarter	$18.33	$4.86
Third Quarter (through July 15, 2016)	$19.64	$16.74

(1)	The third quarter 2014 represents the period from August 13, 2014, the date of our initial public offering, through September 30, 2014, the end of the quarter.

On July 15, 2016, the last reported sale price of our common stock on the New York Stock Exchange was $18.93. On July 15, 2016, there were approximately 2 holders of record of our common stock. Because many shares of our common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders.

We have not declared any cash dividends for the past two years and we do not anticipate declaring or paying any regular cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions, including under the Ryerson Credit Facility and our outstanding notes, and other factors deemed relevant by our Board of Directors.

Description of capital stock

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where you can find more information.”

General

The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated certificate of incorporation and applicable law. Our amended and restated certificate of incorporation provides that our authorized capital stock will consist of 100 million shares of common stock, par value $0.01 per share, and 7 million shares of preferred stock, par value $0.01 per share, that are undesignated as to series.

As of July 15, 2016, there were 32,099,700 shares of our common stock, par value $0.01 per share, outstanding.

Common stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of common stock are entitled to receive dividends as may be declared by our Board of Directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The shares of common stock to be issued upon completion of the offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred stock

Under our amended and restated certificate of incorporation, our Board of Directors has the authority, without action by our stockholders, to designate and issue any authorized but unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders. There are not any shares of preferred stock outstanding as of the date hereof.

Anti-takeover provisions of Delaware law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock.

The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. For these purposes Platinum, does not constitute “interested stockholders.”

Stockholders are not entitled to cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company. The foregoing provisions of our amended and restated certificate of incorporation and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and bylaws anti-takeover provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws each provide that on and following the date that Platinum no longer beneficially owns a majority of the voting power of all of our capital stock, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of the stockholders may only be taken at such annual or special meeting, and not by written consent without a meeting, if it is properly brought before such annual or special meeting.

Our amended and restated certificate of incorporation provides that our Board of Directors will be divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board staggers terms of the three classes and, following our initial public offering, was implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board, only one-third of the members of our Board of Directors are elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board of Directors, but must consist of not less than three directors. This provision prevents stockholders from circumventing the provisions of our classified board.

Our amended and restated certificate of incorporation provides that, on and following the date that Platinum no longer beneficially owns a majority of the voting power of all of our capital stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of our issued and outstanding capital stock, voting together as a single class, is required for the following:

•	alteration, amendment or repeal of the staggered Board of Directors provisions in our amended and restated certificate of incorporation; and

•

alteration, amendment or repeal of certain provisions of our amended and restated bylaws, including the provisions relating to our stockholders’ ability to call special meetings, notice provisions for stockholder business to be conducted at an annual meeting, requests for stockholder lists and corporate records, nomination and removal of directors and filling of vacancies on our Board of Directors.

Our amended and restated certificate of incorporation provides for the issuance by the Board of Directors of up to 7 million shares of preferred stock, with voting power, designations, preferences and other special rights. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company. No shares of preferred stock are outstanding and we currently have no plans to issue any shares of preferred stock.

Our amended and restated bylaws establish an advance notice procedure for stockholders to bring matters before special stockholder meetings, including proposed nominations of persons for election to our Board of Directors. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. At a special stockholder meeting, stockholders may only consider nominations or proposals specified in the notice of meeting. A special stockholder meeting for any purpose may only be called by our Board of Directors, our Chairman, our Chief Executive Officer or, prior to the date that Platinum no longer beneficially owns a majority of the voting power of all of our capital stock, the holders of a majority of the voting power of our then outstanding voting stock.

Our amended and restated bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a meeting. However, our amended and restated bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may discourage or deter a potential third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

The foregoing provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of the company.

Limitation on liability and indemnification of directors and officers

Our amended and restated certificate of incorporation and bylaws limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; or
•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation and bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, Ryerson is party to certain indemnification agreements pursuant to which it has agreed to indemnify the employees who are party thereto.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer agent and registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “RYI.”

Certain U.S. federal income and estate tax considerations for non-U.S. holders

The following is a general discussion of the certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock, but is not a complete analysis of all the potential U.S. federal income and estate tax consequences relating thereto. Except where noted, this summary deals only with common stock that is purchased by a non-U.S. holder pursuant to this offering and is held as a capital asset by the non-U.S. holder. A “non-U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes any of the following:

•	a nonresident alien individual;

•	a corporation created or organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia;

•	an estate other than one the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust other than a trust if it (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons having the authority to control all substantial decisions of the trust, or (B) has a valid election in effect to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that are considering an investment in common stock and partners in such partnerships should consult their respective tax advisors with respect to the U.S. federal income and estate tax consequences of the ownership and disposition of common stock.

For purposes of this discussion, a “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual should consult his or her tax advisor regarding the U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of common stock.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of a non-U.S. holder’s special tax status or special circumstances. U.S. expatriates, banks or other financial institutions, insurance companies, tax exempt entities, dealers in securities, persons subject to the alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that may be subject to special rules not covered in this discussion. This discussion does not address any U.S. federal tax consequences other than income and estate tax consequences or any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-U.S. holder should consult its tax advisors regarding the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of acquiring, holding and disposing of shares of our common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF SECURITIES PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR TAX ADVISORS REGARDING

THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICATION OF OTHER FEDERAL TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

Dividends

Distributions in cash or other property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted basis in the common stock (determined on a share by share basis), but not below zero, and then the excess, if any, will be treated as gain from the sale of common stock, as described below.

We do not intend to pay cash dividends on our common stock for the foreseeable future. In the event that we do make distributions on our common stock, amounts paid to a non-U.S. holder that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder generally must provide a valid Internal Revenue Service (“IRS”) Form W-8BEN-E or W-8BEN or other successor form certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a valid IRS Form W-8ECI or other applicable form properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, will generally be subject to regular U.S. federal income tax in the same manner as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to a “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its earnings and profits attributable to its effectively connected income.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon a sale or other disposition of common stock unless:

•

the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•

we are or have been a U.S. real property holding corporation (“USRPHC”), as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter (the “relevant period”).

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to regular U.S. federal income tax in the same manner as if the non-U.S. holder were a U.S. resident and, in the case of non-U.S. holders taxed as corporations, the branch profits tax described above may also apply.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

We believe that we are not, and currently do not anticipate becoming, a USRPHC. However, there can be no assurance that our current analysis is correct or that we will not become a USRPHC in the future. Even if we are or become a USRPHC, as long as our common stock is “regularly traded on an established securities market,” within the meaning of applicable Treasury regulations, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than 5% of such regularly traded common stock at some time during the relevant period.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

U.S. federal estate tax

Shares of common stock held (or deemed held) by an individual who is a non-U.S. holder at the time of his or her death will generally be included in such non-U.S. holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Additional withholding requirements

Pursuant to Sections 1471 through 1474 of the Code (“FATCA”), we may be required to withhold U.S. federal tax at the rate of 30% on payments of dividends and, beginning on January 1, 2019, gross proceeds from a sale or other taxable disposition of our common stock made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities (whether such financial institution or other entity is the beneficial owner or an intermediary) unless such non-U.S. entities satisfy certain reporting requirements. Prospective holders of our common stock should consult with their tax advisors regarding the possible implications of this legislation on an investment in our common stock.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and BMO Capital Markets Corp. are acting as representatives and J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., BMO Capital Markets Corp., Goldman, Sachs & Co. and Jefferies LLC are acting as joint book-running managers of this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares set forth opposite its name in the following table:

Underwriters	Numbers of shares
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
BMO Capital Markets Corp.
Goldman, Sachs & Co.
Jefferies LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
KeyBanc Capital Markets Inc.
Macquarie Capital (USA) Inc.
UBS Securities LLC

Total

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase shares from us, are several and not joint. The underwriting agreement provides that the underwriters have agreed to purchase all of the shares if any of them are purchased.

The underwriters have advised us that they initially propose to offer the shares to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the shares to selected dealers at the public offering price minus a concession of up to $         . After the initial offering of the shares, the underwriters may change the public offering price(s) and any other selling terms. The underwriters may offer and sell shares through certain of their affiliates. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an option to buy up to 750,000 additional shares of our common stock from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any additional shares are purchased with this option, the underwriters will purchase such additional shares in approximately the same proportion as shown in the table above. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option exercise	With full option exercise
Per share	$	$
Total	$	$

We estimate that the expenses for this offering payable by us (other than the underwriting discounts and commissions set forth in the table above) will be approximately $          .

We have agreed that, without the prior written consent of the representatives, we will not, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”):

•

directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or file any registration statement under the Securities Act with respect to any of the foregoing; or

•

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, whether any such swap or transaction described in this or the immediately preceding bullet is to be settled by delivery of common stock or such other securities, in cash or otherwise.

In addition to certain limited exceptions, the restrictions described in the immediately preceding paragraph do not apply to certain transactions, including, among other things: the shares to be sold in this offering, issuances of shares of common stock pursuant to our employee benefit plans, non-employee director stock plans or dividend reinvestment plans.

Our directors and executive officers and certain of our stockholders have agreed that, without the prior written consent of the representatives, they will not, during the restricted period:

•

directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether now owned or hereafter acquired by the director, executive officer or shareholder or with respect to which the director, executive officer or shareholder has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing; or

•

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, whether any such swap or transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Subject to limited exceptions, the restrictions described in the immediately preceding paragraph do not apply to certain transactions, including, among other things: transfers of common stock as a bona fide gift or gifts; and the establishment or entry into a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the sales or disposition of shares of common stock.

In addition, in the underwriting agreement, we have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the shares of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of the shares of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares of our common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of our common stock through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of our common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of our common stock as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. BMO Harris Bank, N.A., an affiliate of BMO Capital Markets Corp., and Deutsche Bank Securities Inc. acted as documentation agents under the Ryerson Credit Facility and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acted as a syndication agent under the Ryerson Credit Facility and, in each case, have received and/or will receive customary fees in connection therewith. J.P. Morgan Securities LLC, BMO Capital Markets Corp., Jefferies LLC, KeyBanc Capital Markets Inc., Macquarie Capital (USA) Inc. and UBS Securities LLC acted as initial purchasers of the 2017 Notes and 2018 Notes and received customary fees in connection therewith. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., BMO Capital Markets Corp., Goldman, Sachs & Co. and KeyBanc Capital Markets Inc. acted as initial purchasers of the 2022 Notes and received customary fees in connection therewith. Certain of the underwriters and/or their affiliates may hold 2018 Notes that may be redeemed using the proceeds of this offering and certain of the underwriters and/or their affiliates are lenders under the Ryerson Credit Facility, a portion of which may be temporarily repaid using the proceeds of this offering. As such, certain of the underwriters and/or their affiliates may receive a portion of the proceeds of this offering. Certain of those underwriters or their affiliates that have a lending relationship with us routinely hedge, certain of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares offered hereby.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of any offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with the representatives and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives have been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Switzerland

The Company has not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus supplement as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated shares market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus supplement schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to prospective investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Legal matters

The validity of shares of our common stock offered by this prospectus supplement will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The consolidated financial statements of Ryerson Holding Corporation incorporated by reference in Ryerson Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2015 including schedules appearing therein, and the effectiveness of Ryerson Holding Corporation’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

All periodic and current reports and other filings that we are required to file with the SEC are available free of charge from the SEC’s website (http://www.sec.gov) or public reference room at 100 F Street N.E., Washington, D.C. 20549 (1-800-SEC-0330) or through our website at http://www.ryerson.com. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC. Copies of these reports (excluding exhibits) may also be obtained free of charge, upon written request to: Investor Relations, Ryerson Holding Corporation, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the shares of our common stock being offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which constitute part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus supplement regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

Incorporation by reference

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all shares of common stock to which this prospectus supplement relates have been sold or the offering is otherwise terminated and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 9, 2016;

•	Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2016, filed with the SEC on May 5, 2016;

•

Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K), filed January 25, 2016, March 24, 2016, April 29, 2016, May 11, 2016, May 12, 2016 and May 24, 2016; and

•

Those portions of the definitive proxy statement for our 2016 annual meeting of stockholders, filed on March 18, 2016, incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Ryerson Holding Corporation

227 W. Monroe St., 27th Floor

Chicago, Illinois 60606

Telephone: (312) 292-5000

You should rely only on the information incorporated by reference or provided in this prospectus supplement or any accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or any accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

$250,000,000

RYERSON HOLDING CORPORATION

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

We may issue from time to time in one or more series or classes up to $250,000,000 in aggregate total amount of our common stock, preferred stock, warrants, and/or debt securities, as well as units that include any of these securities.

This prospectus describes the general terms of our common stock, preferred stock, warrants, debt securities and units and the general manner in which such securities will be offered. We will describe the specific manner in which these securities will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest in our securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, their name and a description of their compensation will be set forth in a prospectus supplement.

Our common stock currently trades on the NYSE under the symbol “RYI.” On June 9, 2016, the last reported sale price of our common stock on the NYSE was $15.55 per share.

Investing in our securities involves a high degree of risk. Please carefully read the section entitled “Risk Factors” beginning on page 6 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 5, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time offer to sell up to $250,000,000 in aggregate total amount of our common stock, preferred stock, warrants, and/or debt securities, as well as units that include any of these securities, in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. If required by applicable law, each time we offer a type or series of such securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.” We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. If information is given or representations are made, you may not rely on that information or representation as having been authorized by us. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy the securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We are not making any representation to any purchaser regarding the legality of an investment by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

Market data used throughout this prospectus and the documents incorporated in this prospectus by reference, including information relating to our relative position in the industries in which we conduct our business, is based on the good faith estimates of our management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

This prospectus contains “forward-looking statements” within the meaning of federal and state securities laws. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are:

•	cyclicality of our business, due to the cyclical nature of our customers’ businesses;

•	impairment of goodwill that could result from, among other things, volatility in the markets in which we operate;

•	remaining competitive and maintaining market share in the highly fragmented metals distribution industry, in which price is a competitive tool and in which customers who purchase commodity products are often able to source metals from a variety of sources;

•	managing the costs of purchased metals relative to the price at which we sell our products during periods of rapid price escalation, when we may not be able to pass through pricing increases fully to our customers quickly enough to maintain desirable gross margins, or during periods of generally declining prices, when our customers may demand that price decreases be passed fully on to them more quickly than we are able to obtain similar discounts from our suppliers;

•	our substantial indebtedness and the covenants in instruments governing such indebtedness;

•	the failure to effectively integrate newly acquired operations;

•	regulatory and other operational risks associated with our operations located outside of the United States;

•	fluctuating operating results depending on seasonality;

•	potential damage to our information technology infrastructure;

•	work stoppages;

•	certain employee retirement benefit plans are underfunded and the actual costs could exceed current estimates;

•	future funding for postretirement employee benefits may require substantial payments from current cash flow;

•	prolonged disruption of our processing centers;

•	ability to retain and attract management and key personnel;

•	ability of management to focus on North American and foreign operations;

•	termination of supplier arrangements;

•	the incurrence of substantial costs or liabilities to comply with, or as a result of violations of, environmental laws;

•	the impact of new or pending litigation against us;

•	a risk of product liability claims;

•	our risk management strategies may result in losses;

•	currency fluctuations in the U.S. dollar versus the Canadian dollar and the Chinese renminbi;

•	management of inventory and other costs and expenses; and

•	consolidation in the metals producer industry, in which we purchase products, which could limit our ability to effectively negotiate and manage costs of inventory or cause material shortages, either of which would impact profitability.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors” or any accompanying prospectus supplement and in the documents we file from time to time with the SEC that are incorporated by reference in this prospectus or any accompanying prospectus supplement. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights information contained or incorporated by reference elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus, including the documents incorporated by reference, carefully before making an investment decision, especially the risks discussed under “Risk Factors” and our audited financial statements and the notes to those financial statements, which are incorporated by reference in this prospectus. The summary contains forward-looking statements that involve risk and uncertainties. Our actual results may differ based on certain factors, including those set forth in “Risk Factors” and “Disclosure Regarding Forward-Looking Statements.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Company” and “Ryerson” refer to Ryerson Holding Corporation and its direct and indirect subsidiaries, except as expressly stated otherwise or unless the context requires otherwise, and the term “securities” refers collectively to our common stock, preferred stock, warrants, debt securities, units or any combination of the foregoing securities.

The Company

We believe we are one of the largest processors and distributors of metals in North America measured in terms of sales, with operations in North America and China. Our industry is highly fragmented with the largest companies accounting for only a small percentage of total market share. Our customer base ranges from local, independently owned fabricators and machine shops to large, international original equipment manufacturers. We process and distribute a full line of over 65,000 products in stainless steel, aluminum, carbon steel and alloy steels and a limited line of nickel and red metals in various shapes and forms. More than 75% of the products we sell are processed to meet customer requirements. We use various processing and fabricating techniques to process materials to a specified thickness, length, width, shape and surface quality pursuant to customer orders. For the year ended December 31, 2015, we purchased 1.8 million tons of materials from suppliers throughout the world.

We operate over 90 facilities across North America and six facilities in China. Our service centers are strategically located in close proximity to our customers, which allows us to quickly process and deliver our products and services, often within the next day of receiving an order. We own, lease or contract a fleet of tractors and trailers, allowing us to efficiently meet our customers’ delivery demands. In addition, our scale enables us to maintain low operating costs. Our operating expenses as a percentage of sales for the year ended December 31, 2015 were 14.5%.

In addition to providing a wide range of flat and long metals products, we offer numerous value-added processing and fabrication services such as sawing, slitting, blanking, cutting to length, leveling, flame cutting, laser cutting, edge trimming, edge rolling, roll forming, tube manufacturing, polishing, shearing, forming, stamping, punching, rolling shell plate to radius and beveling to process materials to a specified thickness, length, width, shape and surface quality pursuant to specific customer orders. Our value proposition also includes providing a superior level of customer service and responsiveness, technical services and inventory management solutions. Our breadth of services allows us to create long-term partnerships with our customers and enhances our profitability.

We serve approximately 40,000 customers across a wide range of manufacturing end markets. We believe the diverse end markets we serve reduce the volatility of our business in the aggregate. Our geographic network and broad range of products and services allow us to serve large, international manufacturing companies across multiple locations.

Principal Executive Offices

Our principal executive offices are located at 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606 and our telephone number is (312) 292-5000. Our website is located at http://www.ryerson.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and such information should not be considered to be part of this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for general corporate and working capital purposes. General corporate and working capital purposes may include the repurchase, redemption or repayment of our outstanding indebtedness, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2015(2)	2016	2011(2)	2012	2013	2014(2)	2015
Ratio of earnings to fixed charges(1)	—	1.9x	—	1.3x	1.1x	—	1.0x

(1)	For purposes of calculation the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes and before income or loss from equity investees and “fixed charges” consist of interest expense and the interest component of rent expense.
(2)	Earnings were insufficient to cover fixed charges by $19.8 million, and $26.7 million in the years ended December 31, 2011 and 2014 respectively, and $2.8 million in the three months ended March 31, 2015.

Because we have no preferred stock issued (and have not had any issued during the fiscal years or periods shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of our securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing our securities in an offering under this prospectus:

•	the net tangible book value per share of our securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF CAPITAL STOCK

General

The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated certificate of incorporation and applicable law. Our amended and restated certificate of incorporation provides that our authorized capital stock will consist of 100 million shares of common stock, par value $0.01 per share, and 7 million shares of preferred stock, par value $0.01 per share, that are undesignated as to series.

As of June 9, 2016, there were 32,099,700 shares of our common stock, par value $0.01 per share, outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of common stock are entitled to receive dividends as may be declared by our Board of Directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The shares of common stock to be issued upon completion of the offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board of Directors has the authority, without action by our stockholders, to designate and issue any authorized but unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders. There are not any shares of preferred stock outstanding as of the date hereof.

The particular terms of any series of preferred stock will be set forth in the prospectus supplement relating to the offering. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. The terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into common stock will also be set forth in the prospectus supplement relating to the offering. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of common stock to be received by the holders of preferred stock would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock.

The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. For these purposes Platinum Equity, LLC, or Platinum, does not constitute “interested stockholders.”

Stockholders are not entitled to cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company. The foregoing provisions of our amended and restated certificate of incorporation and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and Bylaws Anti-Takeover Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws each provide that on and following the date that Platinum no longer beneficially owns a majority of the voting power of all of our capital stock, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of the stockholders may only be taken at such annual or special meeting, and not by written consent without a meeting, if it is properly brought before such annual or special meeting.

Our amended and restated certificate of incorporation provides that our Board of Directors will be divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board staggers terms of the three classes and, following our initial public offering, was implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board, only one-third of the members of our Board of Directors are elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board of Directors, but must consist of not less than three directors. This provision prevents stockholders from circumventing the provisions of our classified board.

Our amended and restated certificate of incorporation provides that, on and following the date that Platinum no longer beneficially owns a majority of the voting power of all of our capital stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of our issued and outstanding capital stock, voting together as a single class, is required for the following:

•	alteration, amendment or repeal of the staggered Board of Directors provisions in our amended and restated certificate of incorporation; and

•	alteration, amendment or repeal of certain provisions of our amended and restated bylaws, including the provisions relating to our stockholders’ ability to call special meetings, notice provisions for stockholder business to be conducted at an annual meeting, requests for stockholder lists and corporate records, nomination and removal of directors and filling of vacancies on our Board of Directors.

Our amended and restated certificate of incorporation provides for the issuance by the Board of Directors of up to 7 million shares of preferred stock, with voting power, designations, preferences and other special rights. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company. No shares of preferred stock are outstanding and we currently have no plans to issue any shares of preferred stock.

Our amended and restated bylaws establish an advance notice procedure for stockholders to bring matters before special stockholder meetings, including proposed nominations of persons for election to our Board of Directors. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. At a special stockholder meeting, stockholders may only consider nominations or proposals specified in the notice of meeting. A special stockholder meeting for any purpose may only be called by our Board of Directors, our Chairman, our Chief Executive Officer or, prior to the date that Platinum no longer beneficially owns a majority of the voting power of all of our capital stock, the holders of a majority of the voting power of our then outstanding voting stock.

Our amended and restated bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a meeting. However, our amended and restated bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may discourage or deter a potential third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

The foregoing provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of the company.

Limitation on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and bylaws limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation and bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, Ryerson is party to certain indemnification agreements pursuant to which it has agreed to indemnify the employees who are party thereto.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “RYI.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under an applicable prospectus supplement may differ from the terms described below as set forth therein. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus.

General

We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the periods during which, and places at which, the warrants are exercisable;

•	the manner of exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be direct obligations of the Company and will be either senior or subordinated debt securities and may be either secured or unsecured. We will issue the debt securities under an indenture that we will enter into with a trustee named in the indenture. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities. For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Ryerson Holding Corporation and not to its subsidiaries.

General

We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of a series of debt securities that we may issue;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•	any provisions regarding our right to prepay, repurchase or redeem debt securities or of holders to require us to prepay, repurchase or redeem debt securities;

•	the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions and any provisions intended to prevent dilution of those conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund that will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

•	any special or modified events of default or covenants with respect to the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

The indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or other indentures, may contain provisions of that type.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each series of debt securities will include:

•	our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period;

•	our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

•	our default for 90 days after notice or a different period specified in a supplemental indenture, which may be no period, in the observance or performance of any other covenants in the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular series of debt securities may include other events of default.

Each supplemental indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

The indenture will provide that, if any event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the series of debt securities then outstanding.

The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations to be specified in the Indenture.

A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture or Other Indentures

We and the trustee under the indenture may:

•	without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities or amend, modify or supplement the indenture, or any supplemental indenture, to make any change that does not materially adversely affect the rights of any holder of debt securities, provided that any amendment, modification or supplement that conforms the indenture or any supplemental indenture, as applied to any series of debt securities, to the terms described in the prospectus (including any prospectus supplement) pursuant to which such debt securities were initially sold shall be deemed not to adversely affect the rights of Holders;

•	with the consent of the holders of not less than a majority in principal amount of the debt securities that are outstanding under such indenture, modify the indenture or the rights of the holders of the debt securities generally; and

•	with the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

However, we may not:

•	extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, without the consent of each holder of debt securities who will be affected; or

•	reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

The indenture will provide that we may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default with respect to that series of debt securities, and no event that would become an event of default, will have occurred and be continuing.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our properties or assets and may otherwise be modified in the applicable supplemental indenture.

Concerning the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with regard to that series or of exercising any trust or power conferred on the trustee with regard to the securities of that series. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill in their exercise, as a prudent person would exercise in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee indemnity or security satisfactory to the trustee.

Governing Law

Each of the indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement and unit certificate relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell our securities separately or together:

•	through one or more underwriters or dealers;

•	through agents; and/or

•	directly to one or more purchasers.

We may distribute shares of our securities from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;

•	at market prices or prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The related prospectus supplement will set forth the terms of each offering, including:

•	the name or names of any agents, dealers, underwriters or investors who purchase the securities;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the amount of any compensation, discounts, commissions or fees to be received by the underwriters, dealer or agents;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such securities may be listed;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market prices of the securities.

Direct Sales and Sales Through Agents

We may solicit directly offers to purchase our securities being offered by this prospectus. We may also designate agents to solicit offers to purchase securities from time to time. We may sell our securities being offered by this prospectus by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales made directly on the NYSE, on any other existing trading market for our securities or to or through a market maker.

If we utilize a dealer in the sale of our securities being offered by this prospectus, we will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale.

Sales Through Underwriters or Dealers

If we utilize an underwriter in the sale of our securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of shares of our securities to the public. In connection with the sale of our securities, we or the purchasers of our securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of our securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of our securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

Our securities may or may not be listed on a national securities exchange. To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments or short sales of our securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of shares of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our securities sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell our securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell our securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use our securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use our securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge our securities to a financial institution or other third party that in turn may sell our securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

General Information

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Our counsel, Willkie Farr & Gallagher LLP, New York, New York, will issue an opinion regarding the validity of our any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Ryerson Holding Corporation incorporated by reference in Ryerson Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2015 including schedules appearing therein, and the effectiveness of Ryerson Holding Corporation’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

All periodic and current reports and other filings that we are required to file with the SEC are available free of charge from the SEC’s website (http://www.sec.gov) or public reference room at 100 F Street N.E., Washington, D.C. 20549 (1-800-SEC-0330) or through our website at http://www.ryerson.com. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC. Copies of these reports (excluding exhibits) may also be obtained free of charge, upon written request to: Investor Relations, Ryerson Holding Corporation, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the date all securities to which this prospectus relates have been sold or the offering is otherwise terminated and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 9, 2016;

•	Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2016, filed with the SEC on May 5, 2016; and

•	Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K), filed January 25, 2016, March 24, 2016, April 29, 2016, May 11, 2016, May 12, 2016 and May 24, 2016.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Ryerson Holding Corporation

227 W. Monroe St., 27th Floor

Chicago, Illinois 60606

Telephone: (312) 292-5000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

5,000,000 shares

Ryerson Holding Corporation

Common stock

Prospectus supplement

J.P. Morgan

Deutsche Bank Securities

BMO Capital Markets

Goldman, Sachs & Co.

Jefferies

Citigroup

Credit Suisse

KeyBanc Capital Markets

Macquarie Capital

UBS Investment Bank

July     , 2016